                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
             SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. _____ )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box.


[ ]  Preliminary Proxy Statement             [ ]  Confidential, For Use of the Commission
                                                  Only (as permitted by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                             EAGLE BANCSHARES, INC.
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

         (1) Title of each class of securities to which transaction applies:

         (2)      Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

         (4)      Proposed maximum aggregate value of transaction:

         (5)      Total fee paid:

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)      Amount previously paid:

         (2)      Form, Schedule or Registration Statement No.:

         (3)      Filing Party:

         (4)      Date Filed:

                             EAGLE BANCSHARES, INC.
                                 4419 COWAN ROAD
                              TUCKER, GEORGIA 30084
                                 (770) 908-6690



June 29, 2000

DEAR FELLOW SHAREHOLDER:


         You are cordially invited to attend the 2000 Annual Meeting of Shareholders of Eagle Bancshares, Inc. (the "Company" or "Eagle"), which will be held at the Marriott Century Center Hotel, 2000 Century Boulevard, Atlanta, Georgia, on Thursday, July 27, 2000 at 10:30 a.m., local time (the "Annual Meeting").

         The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be conducted at the Annual Meeting. During the meeting, we also will report on the operations of the Company during the past year and our plans for the future.

         Enclosed are the Notice of Annual Meeting, Proxy Statement, form(s) of proxy card and the 2000 Annual Report. WE HOPE YOU CAN ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, IT IS IMPORTANT FOR YOU TO COMPLETE THE ENCLOSED PROXY CARD(S) AND RETURN THE PROXY CARD(S) IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS PROMPTLY AS POSSIBLE.

         If you have any questions about the Proxy Statement or the 2000 Annual Report, please let us hear from you.

                                           Sincerely,


                                           /s/ C. Jere Sechler, Jr.


                                           C. Jere Sechler, Jr.
                                           Chairman of the Board

                             EAGLE BANCSHARES, INC.
                                 4419 COWAN ROAD
                              TUCKER, GEORGIA 30084

                  NOTICE OF 2000 ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JULY 27, 2000


         NOTICE HEREBY IS GIVEN that the 2000 Annual Meeting of Shareholders of Eagle Bancshares, Inc. (the "Company") will be held at the Marriott Century Center Hotel, 2000 Century Boulevard, Atlanta, Georgia, on Thursday, July 27, 2000, at 10:30 a.m., local time, for the following purposes.

         - To elect two directors to serve for a term of three years or until their successors have been duly elected and qualified;

         - To approve an amendment to the Restated Articles of Incorporation of the Company to increase the number of authorized shares of common stock, par value $1.00 per share, from 10,000,000 to 20,000,000;

         - To approve an amendment to the Eagle Bancshares, Inc. 1995 Employee Stock Incentive Plan to increase the number of shares available for issuance under the plan from 480,000 to 528,000;

         - To ratify the appointment of Arthur Andersen LLP, as independent public accountants for the Company for the fiscal year ending March 31, 2001; and

         - Such other matters as properly may come before the Annual Meeting or any adjournments thereof. The Board of Directors is not aware of any other business to be presented for a vote of the shareholders at the Annual Meeting.

         Information relating to the above matters is set forth in the attached Proxy Statement. Shareholders of record at the close of business on June 12, 2000 will be entitled to receive notice of and to vote at the Annual Meeting and any adjournments thereof.

                                       By Order of the Board of Directors.


                                       /s/ Richard B. Inman, Jr.


                                       Richard B. Inman, Jr.
                                       Secretary

Tucker, Georgia
June 29, 2000



PLEASE READ THE ATTACHED PROXY STATEMENT AND THEN PROMPTLY COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING AND SO DESIRE, YOU MAY REVOKE THE PROXY CARD AND VOTE IN PERSON THOSE SHARES OF STOCK HELD BY YOU OTHER THAN SHARES OF COMMON STOCK ALLOCATED TO AN ACCOUNT FOR YOU PURSUANT TO THE TUCKER FEDERAL SAVINGS & LOAN ASSOCIATION EMPLOYEE 401(k) SAVINGS AND STOCK OWNERSHIP PLAN.

                             EAGLE BANCSHARES, INC.
                                 4419 COWAN ROAD
                              TUCKER, GEORGIA 30084

                                 PROXY STATEMENT

                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JULY 27, 2000


         This Proxy Statement is furnished to the shareholders of Eagle Bancshares, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the 2000 Annual Meeting of Shareholders of the Company and at any adjournments thereof (the "Annual Meeting"). The Annual Meeting will be held at the Marriott Century Center Hotel, 2000 Century Boulevard, Atlanta, Georgia, on Thursday, July 27, 2000, at 10:30 a.m., local time.

         The approximate date on which this Proxy Statement and the accompanying proxy card(s) are first being sent or given to shareholders is June 29, 2000.


                                     VOTING

GENERAL


         The securities that can be voted at the Annual Meeting consist of common stock of the Company, $1.00 par value per share (the "Common Stock"), with each share entitling its owner to one vote on each matter submitted to the shareholders. The record date for determining the holders of Common Stock who are entitled to notice of and to vote at the Annual Meeting is June 12, 2000. On the record date, 5,637,135 shares of Common Stock were outstanding and eligible to be voted at the Annual Meeting.


QUORUM AND VOTE REQUIRED

         The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. In counting the votes to determine whether a quorum exists at the Annual Meeting, the proposal receiving the greatest total number of votes cast "for" or "against" and abstentions (including instructions to withhold authority to vote) will be used.

         In voting for the proposal to elect directors (Proposal 1), shareholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. The vote required to approve Proposal 1 is governed by Georgia law and is a plurality of the votes cast by the holders of shares entitled to vote, provided a quorum is present. As a result, in accordance with Georgia law, votes that are withheld will not be counted and will have no effect.

         In voting for the proposal to amend the Company's Restated Articles of Incorporation (Proposal 2), shareholders may vote in favor of the proposal or against the proposal or may abstain from voting. The vote required to approve Proposal 2 is governed by Georgia law, and in order to approve the proposal, the holders of a majority of the shares entitled to vote on the proposal must vote in favor of the proposal. As a result, votes that are withheld will have the effect of a vote against the proposal, provided a quorum is present.

         In voting for the proposal to amend the Eagle Bancshares, Inc. 1995 Employee Stock Incentive Plan (the "ESIP") (Proposal 3) and the proposal to ratify the Board of Directors' appointment of independent accountants for the Company (Proposal 4), shareholders may vote in favor of the proposals or against the proposals or may abstain from voting. The vote required to approve Proposals 3 and 4 is governed by Georgia law, and in order to approve the proposals, the votes cast favoring such proposals must exceed the votes cast opposing such proposals, provided a quorum is present. As a result, in accordance with Georgia law, abstentions will not be counted and will have no effect.

         Under the rules of the New York Stock Exchange and the American Stock Exchange (the "Exchanges") that govern most domestic stock brokerage firms, member brokerage firms that hold shares in street name for beneficial owners may, to the extent that such beneficial owners do not furnish voting instructions with respect to any or all proposals submitted for shareholder action, vote in their discretion upon proposals which are considered "discretionary" proposals under the rules of the Exchanges. Member brokerage firms that have received no instructions from their clients as to "non-discretionary" proposals do not have discretion to vote on these proposals. Such "broker non-votes" will not be considered in determining whether a quorum exists at the Annual Meeting and will not be considered as votes cast in determining the outcome of any proposal.

HOLDERS OF COMMON STOCK


         Proxy cards are being transmitted with this Proxy Statement to all holders of Common Stock of the Company. All properly executed proxy cards delivered by shareholders to the Company in time to be voted at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the directions given. Shareholders should specify their choices on the accompanying proxy card(s). IF NO SPECIFIC INSTRUCTIONS ARE GIVEN WITH REGARD TO THE MATTERS TO BE VOTED UPON, THE SHARES REPRESENTED BY A SIGNED PROXY CARD WILL BE VOTED "FOR" THE NOMINEES FOR DIRECTOR IDENTIFIED ON PAGE 5, THE PROPOSED AMENDMENTS TO THE COMPANY'S RESTATED ARTICLES OF INCORPORATION AND 1995 EMPLOYEE STOCK INCENTIVE PLAN AND THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE COMPANY FOR THE FISCAL YEAR ENDING MARCH 31, 2001. The Board of Directors of the Company does not know of any other business to be brought before the Annual Meeting, but it is intended that, if any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters according to their judgment. All proxy cards delivered pursuant to this solicitation are revocable at any time before they are voted at the option of the persons executing them by giving written notice to the Secretary of the Company, by delivering a later dated proxy card or by voting in person at the Annual Meeting.


PARTICIPANTS IN THE 401(k) SAVINGS AND EMPLOYEE STOCK OWNERSHIP PLAN


         Separate proxy cards are being transmitted to all persons who have shares of Common Stock allocated to their accounts as participants or beneficiaries under the Tucker Federal Savings & Loan Association 401(k) Savings and Employee Stock Ownership Plan (the "Plan"). These proxy cards appoint Richard B. Inman, Jr., Zelma B. Martin and Charles Buckner, who act as Trustees for the Plan, to vote the shares held for the accounts of the participants or their beneficiaries in the Plan in accordance with the instructions noted thereon. IN THE EVENT NO PROXY CARD IS RECEIVED FROM A PARTICIPANT OR BENEFICIARY OR A PROXY CARD IS RECEIVED WITHOUT INSTRUCTIONS, OR IN THE EVENT SHARES ARE NOT YET ALLOCATED TO ANY PARTICIPANT'S ACCOUNT, THE TRUSTEES WILL VOTE THE SHARES OF STOCK OF THE PARTICIPANT AND ANY UNALLOCATED SHARES "FOR" THE NOMINEES FOR DIRECTOR IDENTIFIED ON PAGE 5, THE PROPOSED AMENDMENTS TO THE COMPANY'S RESTATED ARTICLES OF INCORPORATION AND 1995 EMPLOYEE STOCK INCENTIVE PLAN AND THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE COMPANY FOR THE FISCAL YEAR ENDING MARCH 31, 2001. The Trustees do not know of any other business to be brought before the Annual Meeting but it is intended that, if any other matters properly come before the Annual Meeting, the Trustees as proxies will vote upon such matters according to their judgment.


         Any Plan participant or beneficiary who executes and delivers a proxy card to the Trustees may revoke it at any time prior to its use by executing and delivering to the Trustees a duly executed proxy card bearing a later date or by giving written notice to the Trustees at the following address: Tucker Federal Savings & Loan Association 401(k) Savings and Employee Stock Ownership Plan, 2355 Main Street, Tucker, Georgia 30084. Under the terms of the Plan, only the Trustees of the Plan can vote the shares allocated to the accounts of participants, even if such participants or their beneficiaries attend the Annual Meeting in person.

COSTS OF SOLICITATION

         In addition to soliciting proxies through the mail, the Company may solicit proxies through its directors, officers and employees in person and by telephone. Brokerage firms, nominees, custodians and fiduciaries also may be requested to forward proxy materials to the beneficial owners of shares of Common Stock held by them. All expenses incurred in connection with the solicitation of proxies will be borne by the Company. The Company has engaged the services of Corporate Investors Communications, Inc., a proxy solicitation firm, to assist in soliciting proxies from beneficial owners of shares of the Company's Common Stock held by banks, brokerage houses and other custodians, nominees and fiduciaries. The Company anticipates that such assistance will cost approximately $3,500, plus certain out-of-pocket expenses.

PRINCIPAL SHAREHOLDERS

         The following table sets forth information as of March 31, 2000 regarding the ownership of the Company's Common Stock by each person known to the Company to be the beneficial owner of more than 5% of the Company's Common Stock and by all directors and executive officers of the Company as a group, based on data furnished to the Company by such persons. Information regarding the beneficial ownership of Common Stock by directors and director nominees is included under "Proposal 1 - Election of Directors" and by executive officers named in the Summary Compensation Table is included under "Executive Officers of the Company."

                                                      NUMBER OF
                                                 SHARES BENEFICIALLY
NAME AND ADDRESS                                        OWNED(1)                          PERCENT OF CLASS
----------------                                 -------------------                      ----------------
Dimensional Fund Advisors                              335,450(2)                                 5.95%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

Tucker Federal Savings &                               362,338(3)                                 6.43%
Loan Association 401(k) Savings and
Employee Stock Ownership Plan
2355 Main Street
Tucker, Georgia 30084

Financial Institution Partners, L.P.;                  371,900(4)                                 6.60%
Financial Institution Partners II, L.P.;
Hovde Capital, Inc.; Hovde Capital
L.L.C.; Eric D. Hovde and Steven
D. Hovde
1824 Jefferson Place, N.W.
Washington, D.C. 20036

All directors and                                      724,554(5)                                12.85%
executive officers
as a group (9 persons)

-------------------


        (1) The stock ownership information shown above has been furnished to the Company by the named persons and members of the group or obtained from information filed with the Securities and Exchange Commission (the "Commission"). Beneficial ownership of the Company's principal shareholders as reported in this table has been determined in accordance with regulations of the Commission and includes shares of Common Stock which may be acquired within 60 days. Except as otherwise indicated, the named persons and members of the group have sole voting and investment power with regard to the shares shown as owned by them.

       (2) Dimensional Fund Advisors Inc. ("Dimensional"), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Advisors Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the "Funds". In its role as investment adviser or manager, Dimensional possesses voting and/or investment power over 335,450 shares of Common Stock. All securities are owned by the Funds.
Dimensional disclaims beneficial ownership of all such shares.

      (3) The Plan is a tax qualified employee benefit plan covering eligible employees of the Company and its subsidiaries, including Tucker Federal Bank ("Tucker Federal"), Eagle Service Corporation and Prime Eagle Mortgage Corporation. Richard B. Inman, Jr., Zelma B. Martin and Charles Buckner are the Trustees of the Plan. The Trustees may vote only unallocated shares and allocated shares with respect to which the Trustees do not receive timely voting instructions from participants or their beneficiaries. As of March 31, 2000, 291,191 shares held by the Plan were allocated to participants' accounts and 71,147 shares held by the Plan were unallocated. The Trustees disclaim beneficial ownership of shares held by the Plan that are voted by participants.

      (4) Financial Institution Partners L.P. and Financial Institution Partners II, L.P. are Delaware limited partnerships formed for the purpose of investing in, among other things, the equity securities of various financial institutions and financial services companies. Hovde Capital, Inc., a Delaware corporation, is the general partner of Financial Institution Partners, L.P. Hovde Capital, L.L.C., a Nevada limited liability company, is the general partner of Financial Institution Partners II, L.P. Eric D. Hovde and Steven D. Hovde each hold beneficial interests in the shares of Common Stock through ownership of an interest in, and positions as members and officers of Hovde Capital, Inc. and Hovde Capital, L.L.C.

      (5) Includes 47,778 shares of Common Stock held by the Plan and allocated to the accounts of the executive officers of the Company and 3,704 shares held of record by certain family members of the above-referenced group as to which the respective members of the group disclaim beneficial ownership.

                       PROPOSAL 1 - ELECTION OF DIRECTORS

NOMINEES

         The Bylaws of the Company provide that the Board of Directors shall consist of seven members, and the Restated Articles of Incorporation of the Company, as amended, provide that the directors shall be divided into three classes as nearly equal in number as possible. Directors are elected by shareholders for a term of three years and until their successors are elected and qualified. The term of office of one of the classes of directors expires each year, and a new class of directors is elected annually for a term of three years at the Annual Meeting of Shareholders.

         The Board of Directors, acting in its capacity as the Nominating Committee, has nominated Richard J. Burrell and George G. Thompson, IV to stand for election as directors at the Annual Meeting. Mr. Burrell has been a director of the Company since 1994, and Mr. Thompson was first elected a director of the Company in 1993. If elected by the shareholders, the nominees will serve a three year term until the 2003 Annual Meeting of Shareholders or until their successors are duly elected and qualified. Information regarding the two nominees is set forth below.

         Each of the nominees has consented to serve if elected. If any of the nominees should be unavailable for any reason (which is not anticipated), the Board of Directors may designate a substitute nominee or nominees (in which case the persons named as proxies on the enclosed proxy card(s) will vote all valid proxy cards for the election of such substitute nominee or nominees), allow the vacancy or vacancies to remain open until a suitable candidate or candidates are located, or by resolution provide for a lesser number of directors.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO ELECT RICHARD J. BURRELL AND GEORGE G. THOMPSON, IV AS DIRECTORS OF THE COMPANY TO HOLD OFFICE FOR A TERM OF THREE YEARS AND UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED.

                  INFORMATION REGARDING NOMINEES AND DIRECTORS

         The following table sets forth certain information as of April 7, 2000 regarding the two nominees for director and all current directors whose terms of office will continue after the Annual Meeting.

              DIRECTORS NOMINATED FOR ELECTION TO SERVE UNTIL THE
                      2003 ANNUAL MEETING OF SHAREHOLDERS

Name                          Business Information                                                   Shares
----                          --------------------                                                   Beneficially
                                                                                                     Owned
                                                                                                     (Percent of
                                                                                                      Class)(1)
                                                                                                     ------------
George G. Thompson, IV        Mr. Thompson was the Superintendent of Gwinnett County Public            6,486 (2)
                              Schools from 1990 until December 1994.  He is currently employed by         (*)
                              The Center for Leadership in School Reform, a non-profit corporation headquartered in Louisville, Kentucky as Vice President.  Mr.
                              Thompson is 54 and has served as a director since 1993.

Richard J. Burrell            Mr. Burrell retired in 1994 after 40 years of service with Household    51,000 (3)
                              International, Inc., a financial services company where he served as        (*)
                              Governmental Relations Director from 1962 until 1994.  Mr. Burrell previously has served as president of the Alabama and Florida
                              Financial Services Associations and the Georgia Equity Lenders
                              Association and was a director of the Stone Mountain Memorial
                              Association.   Mr. Burrell is currently serving as a consultant to
                              the Georgia Financial Services Association and is a director of the
                              Young Harris College Alumni Foundation.  Mr. Burrell is 72 and was
                              first elected as a director in 1994.

                          DIRECTORS TO SERVE UNTIL THE
                      2002 ANNUAL MEETING OF SHAREHOLDERS

Name                          Business Information                                                   Shares
----                          --------------------                                                   Beneficially
                                                                                                     Owned
                                                                                                     (Percent of
                                                                                                      Class)(1)
                                                                                                     ------------
Walter C. Alford              Mr. Alford has been an attorney practicing in Tucker, Georgia since      30,786 (4)
                              1974 and has served as General Counsel to Tucker Federal since               (*)
                              1995.  Mr. Alford, 51, has been a director of the Company and Tucker
                              Federal since April 1995.

Richard B. Inman, Jr.         Mr. Inman has served as President and Chief Executive Officer of        171,450 (5)
                              Tucker Federal since October 1990 and as a director of Tucker              3.04%
                              Federal since 1988.  Mr. Inman has been a Director of the Company since 1992 and Secretary/Treasurer of the Company since May 1993.
                              From 1975 until October 1990, Mr. Inman was a commercial and investment banker for Citibank, Merrill Lynch, White, Weld & Co.,
                              Paine Webber and Wells Fargo, and owned and operated two food companies.  Mr. Inman is 48.

                          DIRECTORS TO SERVE UNTIL THE
                       2001 ANNUAL MEETING OF SHAREHOLDERS


Name                          Business Information                                                   Shares
----                          --------------------                                                   Beneficially
                                                                                                     Owned
                                                                                                     (Percent of
                                                                                                      Class)(1)
                                                                                                     ------------
Weldon A. Nash, Jr.           Mr. Nash has served as President and Chief Executive Officer of           26,152 (6)
                              Weldon, Inc., a company based in Stone Mountain, Georgia that builds          (*)
                              homes, develops subdivisions and commercial properties, and manages construction projects since January 1, 1975.  He is active in real estate sales and holds a Georgia real estate broker's license.  He also owns Jaywel, LLC a real estate development company and Weldon
                              Homes, LLC a new home construction company.  Mr. Nash, 57, was first elected as a director in March 1991.

C. Jere Sechler, Jr.          Mr. Sechler was first elected as a director in April 1995 and was        229,333 (7)
                              elected Chairman of the Board in May 1996.  Mr. Sechler was elected         4.07%
                              President of the Company in May 1996 and has served as President of
                              Eagle Service Corporation, a wholly owned subsidiary of Tucker
                              Federal since 1991 and as Chairman of the Board of Eagle Real Estate
                              Advisors, Inc., a wholly owned subsidiary of the Company ("EREA"), since 1991.  He has been a director of Tucker Federal since 1985 and
                              Chairman of the Board since May 1996.  Mr. Sechler also serves on the Board of the Georgia World Congress Center.  Mr. Sechler is 54.

William F. Waldrop, Jr.       Mr. Waldrop was a partner in and the General Sales Manager for            36,775 (8)
                              Elevator Specialists, Inc. in Atlanta, Georgia for 20 years until             (*)
                              his retirement in 1996.  He remains the Secretary Treasurer and a director of that Company.  He was first elected a Director of
                              Southern Crescent Financial Corporation ("SCFC") in 1990 and
                              subsequently was elected to the Tucker Federal Board in 1997 after the Company's acquisition of Southern Crescent Financial Corp.  He was elected a director of the Company in 1998.  Mr. Waldrop is 56.

--------------------------------
 *  Less than one percent.

     (1) The stock ownership information shown above has been furnished to the Company by the named persons or obtained from information filed with the Commission. Beneficial ownership as reported in this table has been determined in accordance with regulations of the Commission and includes shares of Common Stock, which may be acquired within 60 days. Except as otherwise indicated, the named persons have sole voting and investment power with regard to the shares shown as owned by them.

     (2) With regard to Mr. Thompson, the shares shown include 1,500 shares that may be acquired by Mr. Thompson upon the exercise of stock options granted pursuant to the 1994 Eagle Bancshares Directors Stock Option Incentive Plan (the "DSOP").

     (3) With regard to Mr. Burrell, the shares shown include 1,000 shares that may be acquired by Mr. Burrell upon the exercise of stock options granted pursuant to the DSOP.

     (4) With regard to Mr. Alford, the shares shown include (i) 1,704 shares held of record by his spouse in her IRA and as to which he disclaims beneficial ownership and (ii) 3,500 shares which may be acquired by Mr. Alford upon the exercise of stock options granted pursuant to the DSOP. Mr. Alford received legal fees from Tucker Federal in the amount of $99,791 during the fiscal year ended March 31, 2000. The legal fees were paid for services rendered by Mr. Alford's law firm on behalf of Tucker Federal for matters involving litigation, title examinations, foreclosure proceedings and the closing of loan transactions, including mortgage title insurance premiums paid to the title insurance company. The fees paid were comparable to fees that could have been obtained in arms-length negotiated transactions with unaffiliated third parties. In addition, in May 1994, Mr. Alford was appointed General Counsel to Tucker Federal and received a retainer from Tucker Federal in the amount of $48,000 during the fiscal year. The portion of the retainer paid for the fiscal year is included in the total amount paid to Mr. Alford above.

     (5) With regard to Mr. Inman, the shares shown include (i) 25,000 shares which may be acquired by Mr. Inman upon the exercise of stock options granted in accordance with Mr. Inman's 1993 employment agreements with Tucker Federal and pursuant to the DSOP; (ii) 35,000 shares which may be acquired by Mr. Inman upon the exercise of stock options granted in accordance with Mr. Inman's 1997 employment agreement with Tucker Federal, (iii) 2,000 held by the spouse of Mr. Inman and to which he disclaims beneficial ownership, and (iv) a total of 14,248 shares held for the account of Mr. Inman as a participant in the Plan; See "Compensation of Executive Officers - Compensation Committee Report" and "Compensation of Executive Officers - Executive Employment Agreements."

     (6) With regard to Mr. Nash, the shares shown include (i) 6,000 shares which may be acquired by Mr. Nash upon the exercise of stock options granted pursuant to the DSOP.

     (7) With regard to Mr. Sechler, the shares shown include (i) 1,500 shares which may be acquired by Mr. Sechler upon exercise of stock options granted pursuant to the DSOP; (ii) a total of 14,950 shares held for the account of Mr. Sechler as a participant in the Plan; and (iii) 113,000 shares owned by unaffiliated companies in which Mr. Sechler has controlling interests. See "Compensation of Executive Officers - Compensation Committee Report."

     (8) With regard to Mr. Waldrop, the shares shown include (i) 4,000 shares which may be acquired by Mr. Waldrop upon the exercise of stock options granted pursuant to the DSOP, and (ii) 714 shares held in the IRA of Mr. Waldrop's spouse, over which he has shared voting and investment power.

                MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         The Board of Directors conducts its business through meetings of the full Board and through committees. The Board of Directors has standing committees consisting of the Executive Committee, Stock Option Plan Committee, Audit Committee, Compensation Committee, and the Administrative Committee of the DSOP. During the fiscal year ended March 31, 2000, the Board of Directors held ten meetings. No director of the Company attended fewer than 75% of all meetings of the full Board and of each committee on which such director served during this period.

         The Executive Committee, composed of Messrs. Sechler (Chairman), Burrell, Alford, Nash and Inman meets in the interim when the full Board is not in session and may exercise the authority of the Board of Directors except to the extent that such authority shall be limited by the Restated Articles of Incorporation, the Bylaws, any resolution of the full Board or by Georgia Law. The Executive Committee met eight times during the fiscal year ended March 31, 2000.

         The Stock Option Plan Committee, composed of Messrs. Thompson (Chairman), Burrell and Alford administers the 1995 Employee Stock Incentive Plan and has exclusive power to determine, within the provisions of the plan, persons eligible to participate in the plan and to grant options to eligible employees thereunder. The Stock Option Plan Committee also has the power to interpret and construe any provision of the ESIP and to make policy consistent with the ESIP. The Stock Option Plan Committee met six times during the fiscal year ended March 31, 2000.

         The Audit and Compliance Committee of the Company composed of Messrs. Nash (Chairman), Burrell, Waldrop and Thompson, as well as Inman and Sechler, ex-officio, also acts as the Audit Committee of the Board of Directors of Tucker Federal. In the capacity as Audit Committee for the Company, it selects the firm to be engaged as independent accountants for the Company for the next fiscal year, reviews the plan for the audit engagement, financial statements, plans and results of internal auditing, and generally reviews financial reporting procedures and reports for regulatory authorities. The Audit and Compliance Committee met five times during the fiscal year ended March 31, 2000.

         The Compensation Committee, composed of Messrs. Burrell (Chairman), Alford, Thompson, Waldrop and Nash has the responsibility of reviewing and approving the compensation of all executive officers of the Company and all officers and employees of Tucker Federal whose total compensation exceeds $100,000 per year and determining the factors and other issues regarding incentive compensation arrangements. The Compensation Committee met four times during the fiscal year ended March 31, 2000.

         The Administrative Committee of the DSOP, composed of Messrs. Inman (Chairman), Nash and Thompson, administers the Eagle Bancshares, Inc. 1994 Directors Stock Option Incentive Plan and has the power to interpret the incentive plan pursuant to the terms and provisions of the plan. The DSOP Administrative Committee met two times during the fiscal year ended March 31, 2000.

         The Finance Committee was formed in August 1998 to review in detail the component financial information for the Company and its subsidiaries. In its capacity it also reviews peer group information, assesses the capital needs of the Company and reviews trend analysis data. The committee also acts as the Finance Committee for Tucker Federal. It is composed of Messrs. Alford (Chairman) and Waldrop, directors of the Company and Mr. Folds and Mrs. Petrides, directors of Tucker Federal. Messrs. Sechler and Inman serve as ex-officio members. The committee met four times during the fiscal year ended March 31, 2000.

         In addition to the standing committees of the Company, the Board of Directors acted in its capacity as the Nominating Committee and met one time during the fiscal year ended March 31, 2000. While the Board acting as Nominating Committee will consider nominees recommended by the shareholders, it has not actively solicited recommendations from the shareholders for nominees.

         Article X of the Company's Restated Articles of Incorporation, as amended, sets forth the procedures for shareholder nominations and proposals.
Article X states that nominations for the election of directors and proposals for any new business to be taken up at any annual or special meeting of shareholders may be made by the Board of Directors or by any shareholder entitled to vote generally in the election of directors. In order for a shareholder to make any such nomination and/or proposal, he or she must give notice thereof in writing, delivered or mailed by first class United States mail, postage prepaid, to the Secretary of the Company not less than ten days nor more than sixty days prior to any such meeting. However, if less than 17 days' notice of the meeting is given to shareholders, such written notice must be delivered or mailed, as prescribed, to the Secretary of the Company not later than the close of the seventh day following the day on which notice of the meeting was mailed to shareholders. Each such notice given by a shareholder with respect to nominations for the election of directors must set forth (i) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee, and (iii) the number of shares of Common Stock beneficially owned by each such nominee.

         The Board of Directors of Tucker Federal has the following standing committees in addition to the Audit Committee described above: the Executive Committee and the Finance and Investment Committee. Such committees are composed of both inside and outside directors of Tucker Federal and perform those duties customarily performed by committees of such designations in other financial institutions. The Audit Committee meets quarterly with Tucker Federal's Internal Auditor.

DIRECTOR COMPENSATION

         Members of the Board of Directors of the Company receive $400 for each full board meeting and $300 for each committee meeting attended for their services as directors of the Company. Directors of Tucker Federal receive an annual fee of $5,000, payable quarterly, in addition to $400 for each board meeting attended. Executive Committee members of Tucker Federal receive a fee of $300 for each such committee meeting attended and members of all other Tucker Federal committees receive a fee of $300 for each committee meeting attended. In addition certain members of the Board of the Company also serve on the Board of Directors of Eagle Real Estate Advisors, Inc., a subsidiary of the Company and on the Board of Directors of Eagle Service Corporation, a subsidiary of Tucker Federal. Directors of Eagle Real Estate Advisors receive $400 for each Board meeting attended and Directors of Eagle Service Corporation receive $400 for each quarterly Board meeting attended.


         The outside directors of the Company are eligible for selection to participate in the Deferred Compensation Plan and the Performance Plan both described on page 13 and 14 in the section entitled "Compensation of Executive Officers."


         EAGLE BANCSHARES, INC. 1994 DIRECTORS STOCK OPTION INCENTIVE PLAN. On February 10, 1994, the Board of Directors of the Company approved and adopted the 1994 Eagle Bancshares, Inc. Directors Stock Option Incentive Plan (the "DSOP"). Generally, the DSOP provides for automatic grants of nonqualified stock options to be made to directors of the Company or Tucker Federal on and after February 10, 1994, as follows:

         Upon the adoption of the plan for then current directors or upon initially becoming a director of the Company or of Tucker Federal, thereafter, an individual receives an option to purchase 2,000 shares of Common Stock, which is exercisable on the date of grant; and

         Upon beginning any term as a director of the Company or Tucker Federal, if the individual is not already a member of the Company's Board, an individual receives an option to purchase 1,500 shares of Common Stock which vests at the rate of 500 shares per full year of service as a director thereafter.

All options granted under the DSOP expire no later than the date immediately following the 10th anniversary of the date of grant, and may expire sooner in the event of the disability or death of the optionee, or if the optionee ceases to serve as a director. All options granted under the DSOP may not be assigned or transferred except upon death, and the exercise price of all options issued under the DSOP is the fair market value of the Common Stock on the date that the option is granted.

         TUCKER FEDERAL SAVINGS AND LOAN ASSOCIATION DIRECTOR'S RETIREMENT PLAN. Participants under the Tucker Federal Savings and Loan Association Directors' Retirement Plan (the "Directors' Retirement Plan") will receive a benefit in the form of a monthly annuity for the life of the participant with payments commencing as of the first day of the month following the later of (i) the date on which the participant is no longer a Director or (ii) the date on which the participant attains age 65 (the "payment commencement date") and continuing until the first day of the month in which the participant's death occurs if the participant survives until his payment commencement date (although monthly payments are suspended during any period in which the participant again serves as a Director). A participant who dies prior to his payment commencement date will receive no monthly benefit under the Directors' Retirement Plan.

         The amount of a participant's monthly payments under the Directors' Retirement Plan is generally equal to the product of (i) the average monthly compensation (including only compensation paid for service as a Director) of the participant, and (ii) a percentage based upon the participant's years of service ranging from 0% with less than six years of service up to 100% with at least twelve years of service. A participant's average monthly compensation is determined by averaging the participant's monthly compensation during the 24-month period in the participant's compensation history during which the participant's compensation is the highest.

         In addition to the monthly benefit (if any) provided to a participant under the Directors' Retirement Plan, a participant also is generally entitled to an additional lump sum benefit if (i) the participant has completed at least 12 but not 18 or more years of service as of the date on which the participant is no longer a Director, or (ii) the participant was a Director as of the effective date of the Directors' Retirement Plan, has completed 12 years of service as of such date and ceases to be a Director as of, or prior to, the end of his current term of service as a Director. The lump sum benefit payable to such participants is 2,000 shares of the Common Stock of the Company or a cash payment equal to the fair market value (determined in accordance with the provisions of the DSOP and determined as of the date of payment) of such 2,000 shares, whichever is elected by the participant.

         Generally, all benefits under the Directors' Retirement Plan are unsecured obligations of Tucker Federal, and participants do not, and cannot, make contributions to fund benefits under the Directors' Retirement Plan. Generally, the Directors' Retirement Plan is not funded and benefit payments are made directly by Tucker Federal, although Tucker Federal may make discretionary contributions to a trust to aid in funding the benefits to be provided under the Directors' Retirement Plan, and, upon a change of control (as defined in the Directors' Retirement Plan), the Company must, within ten days of the change of control, make an irrevocable contribution to a trust in an amount sufficient to pay all accrued benefits and lump sum benefits to which participants are entitled as of the date of the change of control.

                        EXECUTIVE OFFICERS OF THE COMPANY

         The following provides information as of March 31, 2000 as to the name, age and position of the executive officers who are not directors of the Company, including all positions and offices with the Company and its subsidiaries and their business experience during the past five years and shares of Common Stock beneficially owned. Information with respect to executive officers who are directors of the Company is set forth under "Information Regarding Nominees and Directors." There are no agreements or understandings between any officer and any other person pursuant to which any officer was selected.

                                                                                                      SHARES
                                                                                                      BENEFICIALLY
NAME AND AGE                   CURRENT POSITION(S) AND BUSINESS EXPERIENCE                            OWNED(1)(%)
------------                   -------------------------------------------                            -----------

LuAnn Durden                   Mrs. Durden has been Senior Vice President and Chief
(40)                           Financial Officer of Tucker Federal since 1994 and was                  51,480(2)
                               Internal Auditor and Vice President of Finance of                           (*)
                               Tucker Federal from 1987 to 1994. Prior to joining
                               Tucker Federal, Mrs. Durden was a Senior Auditor with
                               Peat Marwick Mitchell & Co. She was elected Executive
                               Vice President and Chief Financial Officer of the Company in 1997.

Betty Petrides                 Mrs. Petrides has been Executive Vice President of the                 121,092(3)
(46)                           Company since 1997 and of Tucker Federal since 1988                      (2.15)%
                               and Secretary of Tucker Federal since 1989. She was
                               elected to the Board of Directors of Tucker Federal in
                               April 1995. She was elected Executive Vice
                               President of the Company in 1997.

---------------------

 *  Less than one percent.

(1) The stock ownership information shown above has been furnished to the Company by the named persons. Beneficial ownership as reported in this table has been determined in accordance with regulations of the Commission and includes shares of Common Stock which may be acquired within 60 days. Except as otherwise indicated, the named persons have sole voting and investment power with regard to the shares shown as owned by them.

(2) With regard to Mrs. Durden, the shares shown include (i) 41,334 shares that may be acquired upon exercise of stock options granted in accordance with the terms and conditions of the ESIP, and (ii) 8,488 shares held for her account as a participant in the Plan.

(3) With regard to Mrs. Petrides, the shares shown include (i) 76,000 shares that may be acquired upon exercise of stock options granted in accordance with employment agreements with Tucker Federal and pursuant to the DSOP; and (ii) 10,092 shares held for the account of Mrs. Petrides as a participant in the Plan. See "Compensation of Executive Officers - Compensation Committee Report" and "Compensation of Executive Officers - Executive Employment Agreements."

                       COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION COMMITTEE REPORT


                  GENERAL. The following report of the Compensation Committee of the Board of Directors (the "Committee") discusses generally the Committee's executive compensation objectives and policies in connection with developing and implementing compensation for executive officers and the relationship of those objectives and policies to corporate performance for the fiscal year ended March 31, 2000. This report also provides information regarding the compensation for the Chief Executive Officer of the Company. The Committee also approves special compensation programs for members of the Executive Management Team of Tucker Federal, and for the most senior members of corporate staff. The report specifically discusses the Committee's bases for compensation of the executive officers of the Company and Tucker Federal named in the Summary Compensation Table. In executing its compensation responsibilities, the Committee in 1998 engaged SNL Compensation Services, a joint venture between the law firm of Housley Kantarian & Bronstein and SNL Securities, LC, (1) to review and evaluate all compensation plans, contracts and other compensation practices in connection with executive compensation of the Company, (2) to review compensation packages at comparable institutions and (3) to recommend changes to any of those plans or other practices as the firm deemed appropriate in it's professional opinion. As a result of the engagement, the Committee adopted certain recommendations and implemented certain changes in the executive compensation program. The Committee continues to closely monitor the compensation system. The Committee intends to engage an independent compensation consultant during the fiscal year to evaluate or recommend modifications to the existing executive compensation program.


                  Each director serving on the Committee is a disinterested director. The Committee understands that the performance of each executive officer and the structure for the reward of that performance has the potential to directly impact both the short-term and long-term profitability of the Company. Therefore, the structure of the compensation packages for each objective has both short-term and long-term components. Persons covered by this report are C. Jere Sechler, Jr., who serves as Chairman, Chief Executive Officer and President of the Company and of Eagle Service Corporation, a subsidiary of Tucker Federal, and as Chairman of Tucker Federal and Eagle Real Estate Advisors, a subsidiary of the Company; Richard B. Inman, Jr., who serves as the President and Chief Executive Officer of Tucker Federal and of Eagle Bancshares Capital Group, a subsidiary of the Company designed to provide mezzanine financing; Betty Petrides, who serves as Executive Vice President of the Company and of Tucker Federal and Corporate Secretary of Tucker Federal; and LuAnn Durden, who serves as Executive Vice President and Chief Financial Officer of the Company and of Tucker Federal. Each of these individuals is compensated in an amount greater in total than $100,000 per year and occupies a position that has the ability to directly influence policy decisions in the Company or Tucker Federal.

                  EXECUTIVE COMPENSATION OBJECTIVES AND POLICIES. The mission of the Committee is to provide for a compensation system that not only supports the Company's strategic direction but also balances competitive pay requirements and business economics. We believe that the interests of shareholders are best served by closely aligning corporate performance objectives to executive compensation. It is expected that compensation will vary annually based upon both Company and individual executive performance. The Committee believes that compensation should be an incentive to performance based upon both short-term and long-term measurements and be directly and visibly tied to Company performance, thus introducing substantial risk in the payout levels. This approach is best demonstrated in the amounts reflected under the Bonus column of the Summary Compensation Table from 1998 to 2000. The Committee continues to be guided by the following policies for compensation decisions:

- The Company seeks to attract and retain highly qualified employees at all levels, and in particular, those whose performance is most critical to the Company's success. The total compensation package must be designed with the current competitive employment environment in mind in order to attract the best and brightest executives, provide a motive for high level individual performance and retain executives whose skills and leadership are essential for building long-term shareholder value.

- We establish annual incentive bonus compensation for executive officers that is directly tied to the Company's strategic objectives and rewards for individual performance within those objectives. Such performance is generally measured on the performance of a business unit or on the performance of the Company as a whole, or using both criteria, as the nature of an executive's responsibilities may dictate.

- It is the Committees long standing philosophy to strongly encourage stock ownership by both directors and senior management. Therefore, the implementation of long-term equity incentives that align executive compensation with benefits realized by all shareholders is a significant portion of executive compensation.

                  Total executive compensation consists of base salary, incentive bonus compensation that has a potential to be paid out annually (short-term incentive compensation) and a combination of stock options and awards that vest over a longer period of time (long-term incentive compensation). All of these components are determined by an ongoing review of changes in the Company's and its individual business units' overall financial results over time, as well as similar data for compensation packages from financial institutions both within the Southeast and in a broader geographic range that are of comparable size to the Company, to the extent available. The Company's base salary level for executive officers is below the median of base salaries of the financial institutions included in the review.


                  Short-term incentive compensation payments typically have been based upon predetermined corporate performance measures as well as achievements over which the individual has control. A formula of performance factors such as earnings per share, return on equity, market share, efficiency ratio, Company and profit center earnings, internal and external customer service indicators and organizational development and community involvement generally have been considered and weighted in the awarding of compensation. The Committee, at its discretion, approves short-term incentive compensation for executives of from 10% of base salary to in excess of 100% of base salary. Short term incentive compensation cannot be earned regardless of Company performance when the level of nonperforming assets and delinquencies exceeds 3% of the total assets of the Company on the last day of any fiscal year. These criteria serve to ensure a continued level of safety and soundness for the Company. For the named executive officers, the base salary component of the compensation package for each officer was determined at the beginning of the fiscal year, based on their respective employment contracts. The short-term incentive compensation portion is based upon performance factors determined in the discretion of the Committee for each of the named executive officers which could result in an award of a varying percentage of base salary, depending on accomplishment of the objectives established. For the fiscal year ended March 31, 2000, the Committee determined, in its discretion not to pay any short-term incentive compensation to executive officers of the Company. In addition, the Committee determined not to grant any options or award restricted stock as long term incentive compensation.


                  Long-term incentives or the grant of stock options and restricted stock awards are made pursuant to the Company's 1995 Employee Stock Incentive Plan (the "ESIP"). Option grants for Mr. Inman, Mr. Sechler, Mrs. Petrides and Mrs. Durden are subject to three-year vesting. The Committee's belief that a significant portion of senior executives' compensation should be dependent upon value created for the shareholders is shared by many of the peer group institutions used in the analysis done for the Committee by SNL Compensation Services. The Committee believes that both qualified and non-qualified options as well as restricted stock awards are excellent vehicles to accomplish the aligning of interests of executive officers of the Company directly with the interests of shareholders. Options are granted with an exercise price of not less than the fair market value of the Company's Common Stock on the date of grant, thus providing value in the executive's options only if the value for other shareholders is expanded as well. Options generally are exercisable in whole or in part for a period of ten years, assuming continued employment. Long-term compensation is a significant component of total executive compensation. While the amount of the grants or awards is not based upon any particular formula, peer group comparisons of stock options and awards as a percentage of base pay is taken into consideration in determining the amount of grants or awards. Long term compensation is intended to provide the executive officers with a meaningful ownership interest in the Company, thereby linking compensation both to performance and to the interests of all other shareholders.



                  All of the named executive officers are subject to employment agreements. See "Compensation of Executive Officers - Employment Agreements." Compensation arrangements for those executives are based upon and in accordance with the employment agreements, which are renewable annually. Officers not named in the Summary Compensation Table and other employees receive total compensation based upon the factors noted above, including an incentive performance award component and their salary.


                  COMPENSATION OF THE CHIEF EXECUTIVE OFFICER OF THE COMPANY. The Compensation of C. Jere Sechler, Jr., Chairman, Chief Executive Officer and President of the Company, is based upon a three year employment agreement entered into on June 1, 1997. In connection with the employment agreement, which was approved by the Committee, the base salary was determined using the competitive analysis discussed in this report, and is subject to adjustment annually by the Committee, provided that the base salary is not less than $175,000 per year and any increases in base salary are not subject to reduction. Mr. Sechler's base salary was adjusted to $210,000 per year in June, 1999. On June 6, 2000, the Board extended the term of the agreement for one additional year. Mr. Sechler does not participate in the short-term incentive compensation program but is eligible for options or awards of restricted stock pursuant to the ESIP.

                  EAGLE BANCSHARES, INC. DEFERRED COMPENSATION PLAN. Effective April 1, 1999, the Board of Directors of the Company adopted the Eagle Bancshares, Inc. Deferred Compensation Plan (the "Deferred Compensation Plan"). Eligible consultants, outside directors and employees who are among a select group of management or highly compensated employees can elect by the beginning of each fiscal year to defer compensation or fees that they would otherwise receive during such fiscal year. The Company, at its discretion, may credit a matching contribution in any amount it chooses for participants who make such deferrals. Earnings and losses are credited to the deferrals and matching contributions. Benefits payable under the Deferred Compensation Plan are unsecured obligations of the Company, but the Company currently intends to contribute participant deferrals, as well as the Company's matching contributions, to a grantor trust that will hold such amounts to pay benefits under the Deferred Compensation Plan. Benefits are paid to participants in cash and generally equal the amount of their deferrals, any matching contributions in which they are vested and earnings and losses credited to such deferrals and vested matching contributions. As part of their annual deferral elections, participants can elect to receive their benefits at retirement, disability, death, termination of employment or at least three years after their elections. In certain other circumstances, participants can receive their benefits earlier, such as in the event of a personal hardship, a change of control of the Company, or simply with the approval of the Administrative Committee which in that event will reduce the amount of the benefit payable by 10%. As a part of their annual deferral elections, participants also can elect whether they want their benefits paid in a lump sum or installments, except that payments must be made in a lump sum in the event of termination of employment, disability, death, a hardship withdrawal, an early withdrawal or a change of control of the Company. The Company can amend or terminate the Deferred Compensation Plan at any time, and in the event of termination, the participants would receive their benefits.

                  EAGLE BANCSHARES, INC. PERFORMANCE STOCK PLAN. The Board of Directors of the Company approved and adopted the Eagle Bancshares, Inc. Performance Stock Plan (the "Performance Plan") effective as of April 1, 1999. Participants in the Performance Plan include named senior executive officers and directors of the Company and Tucker Federal. Participants are granted a specified number of shares of Restricted Stock under the DSOP or the ESIP, as applicable, and Phantom Stock ("Units") on each date of grant. The Performance Plan provides that if all or any part of a grant of Restricted Stock may not be made under the DSOP or the ESIP, as applicable, then the recipient will be granted Units in lieu of Restricted Stock.

                  Awards of Restricted Stock or Units may be made in any Plan Year based upon the percentage increase in earnings per share or Annual Stock Price provided either increase is greater than 15%. When an award is made to a participant, vesting in the Restricted Stock or Units is subject to the Company achieving a 200% increase in earnings per share or annual stock price. In order to be fully vested, the per share price of Company Common Stock on March 31,

1999 must double or earnings per share of the Company as of the fiscal year end March 31, 1999 must double. When full vesting of the Restricted Stock or Units shall occur, the award becomes nonforfeitable on a date which is five years following the date of attaining the performance goal or prior to such date on the occurrence of a change in control, as defined in the Performance Plan, the retirement of the participant at age 65 or termination of employment of the participant, without cause. During the period after an award of Restricted Stock or Units but prior to vesting, the participant will be entitled to receive dividends as declared on the Restricted Stock or Units as of each dividend record date. Any award or portion thereof which is not vested on the date the participant ceases to perform services will be forfeited as of such date. The cash value of the Units awarded to a recipient will be paid to the recipient in a single lump sum within 60 days of the date that the Units become vested and not subject to forfeiture. The value of each unit will be equal to the value of a share of the Company's Common Stock on the date of determination.


                  OMNIBUS BUDGET RECONCILIATION ACT OF 1993 IMPLICATIONS FOR EXECUTIVE COMPENSATION. It is the responsibility of the Committee to address the issues raised by tax laws that make certain non-performance-based compensation in excess of $1,000,000 to executives of public companies nondeductible to the Company. In this regard, the Committee must determine whether the Company should take any actions with respect to this limit. Given the Company's current level of executive compensation, it is not now necessary to consider this issue. The Committee will continue to monitor this situation and will take appropriate action if it is warranted in the future.

                           THE COMPENSATION COMMITTEE

                          Richard J. Burrell, Chairman
                               Weldon A. Nash, Jr.
                             George G. Thompson, IV
                             William F. Waldrop, Jr.


EXECUTIVE COMPENSATION

         SUMMARY OF COMPENSATION. The following table summarizes, for the Company and its subsidiaries, the elements of compensation paid or accrued during the three fiscal years ended March 31, 2000 to the Chief Executive Officer of Eagle Bancshares and each of the other executive officers whose salary and bonus exceeded $100,000 for the fiscal year ended March 31, 2000 (the "named executive officers").


                           SUMMARY COMPENSATION TABLE

                                             ANNUAL COMPENSATION                     LONG TERM COMPENSATION
                                             -------------------                     ----------------------

NAME AND PRINCIPAL POSITION                   YEAR     SALARY($)    BONUS ($) (1)   SECURITIES       ALL OTHER
---------------------------                   ----     ---------    ---------       UNDERLYING     COMPENSATION (2)
                                                                                    OPTIONS (#)    ---------------
                                                                                    -----------

C. Jere Sechler, Jr. Chairman of Board,       2000     $210,000           --               --           $15,511
Chief Executive Officer and President of      1999     $175,000           --            1,500           $31,763
the Company and of EREA; and President of     1998     $198,958           --           68,000           $28,000
Eagle Service Corporation


Richard B. Inman, Jr., President and            2000     $180,000           --         --     $12,686
Chief Executive Officer of Tucker               1999     $150,000     $150,162         --     $30,763
Federal, and Treasurer of the Company           1998     $150,000     $154,410         --     $31,000


Betty Petrides, Executive Vice President of     2000     $150,000           --         --     $11,138
the Company and Tucker Federal and              1999     $125,000           --      1,500     $21,346
Secretary of Tucker Federal                     1998     $119,750           --     26,000     $22,094


LuAnn Durden, Executive Vice President and      2000     $120,000           --         --     $ 6,535
Chief Financial Officer of the Company and      1999     $105,000     $ 30,342         --     $ 5,772
Tucker Federal                                  1998     $ 98,125     $ 52,500     22,000     $ 5,262


-------------------------
         (1)Reflects short-term incentive compensation paid during fiscal 2000, 1999 and 1998 for the achievement of specific performance criteria (see "Compensation of Executive Officers -- Compensation Committee Report --Executive Compensation Objectives and Policies").


         (2)All Other Compensation paid during fiscal 2000 includes the following: (i) contributions to the Plan which are made annually by Tucker
Federal: Mr. Sechler - $9,511; Mr. Inman - $6,986; Mrs. Petrides - $7,538; Mrs. Durden - $6,535; and (ii) a car allowance in the following amounts: Mr. Sechler - $6,000; Mr. Inman - $5,700; Mrs. Petrides - $3,600 and Mrs. Durden - $0.


         (2)All Other Compensation paid during fiscal 1999 includes the following: (i) contributions to the Plan which are made annually by Tucker
Federal: Mr. Sechler - $7,463; Mr. Inman - $7,463; Mrs. Petrides - $5,896; Mrs. Durden $5,772; and (ii) a car allowance in the following amounts: Mr. Sechler - $6,000; Mr. Inman - $5,700; Mrs. Petrides - $3,900 and Mrs. Durden - $0.

         (2)All Other Compensation paid during fiscal 1998 includes the following: (i) contributions to the Plan which are made annually by Tucker
Federal: Mr. Sechler - $8,050; Mr. Inman - $6,900; Mrs. Petrides - $6,894; and Mrs. Durden - $5,262 and (ii) a car allowance in the following amounts: Mr. Sechler - $5,600; Mr. Inman - $5,100; Mrs. Petrides - $3,300; and Mrs. Durden - $0.

         OPTION GRANTS IN LAST FISCAL YEAR. No stock options were granted to the named executive officers during the fiscal year ended March 31, 2000.

                  The following table sets forth option exercises by the named executive officers during the fiscal year ended March 31, 2000, including the aggregate value of gains on the date of exercise. The table also sets forth (i) the number of shares covered by options (both exercisable and unexercisable) as of March 31, 2000 and (ii) the respective value of "in-the-money" options, which represents the positive spread between the exercise price of existing options and the fair market value of the Company's Common Stock at March 31, 2000.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES



                          SHARES                     NUMBER OF SECURITIES
                          ACQUIRED                  UNDERLYING UNEXERCISED             VALUE OF UNEXERCISED
                          ON           VALUE           OPTIONS AT FISCAL              IN-THE-MONEY OPTIONS AT
                          EXERCISE     REALIZED           YEAR END (#)                  FISCAL YEAR END ($)
NAME                      (#)          ($)        EXERCISABLE   UNEXERCISABLE       EXERCISABLE     UNEXERCISABLE
----                      --------     --------   -----------   -------------       -----------     -------------
C. Jere Sechler, Jr.      20,000       $20,000        49,000          500              $ 45,250         $(1375)

Richard B. Inman, Jr.        ---           ---        60,000          ---              $157,312            ---

Betty Petrides               ---           ---        76,000          ---              $535,403            ---

LuAnn Durden                 ---           ---        41,334          666              $ 95,334         $ 167



PERFORMANCE GRAPH

                  The Commission requires that the Company provide a line graph presentation that compares the Company's cumulative five year return on an indexed basis with an overall stock market index and either a published industry index or an index of peer companies selected by the Company. The performance graph set forth below compares the Company's cumulative total shareholder return on Common Stock with the cumulative total return of companies on the Standard and Poors 500 Index and on the Standard and Poors Savings and Loan Holding Companies Index. The graph assumes that the value of the investment in the Company's Common Stock in each index was $100 on March 31, 1995 and also assumes dividend reinvestment. The shareholder return reflected below for the five year historical period may not be indicative of future performance.


                           [LINE GRAPH APPEARS HERE]




================================================================================================================
                              3/31/95        3/31/96       3/31/97        3/31/98        3/31/99        3/31/00
----------------------------------------------------------------------------------------------------------------
Eagle Bancshares, Inc.        $ 100.00      $ 135.73       $ 147.69      $ 238.19       $ 168.25       $ 167.94
----------------------------------------------------------------------------------------------------------------

S&P 500 Index                 $ 100.00      $ 132.11       $ 158.30      $ 234.27       $ 277.52       $ 327.32
----------------------------------------------------------------------------------------------------------------
S&P Savings and Loan
Holding Co's Index            $ 100.00      $ 138.13       $ 205.68      $ 342.60       $ 307.38       $ 233.70
================================================================================================================

EXECUTIVE EMPLOYMENT AGREEMENTS


          On March 25, 1997, Tucker Federal entered into a three year employment agreement with Richard B. Inman, Jr., President and Chief Executive Officer of Tucker Federal, which provided for a base salary of not less than $150,000 per year. The agreement further provides for the opportunity for a performance based, cash bonus based upon criteria established by the Board of Directors annually. The formula for bonus compensation for the period ending March 31, 2000 provided for a cash award of from 25% to in excess of 100% of base salary based upon performance of the executive against threshold, mid-range and maximum goals for the Company which includes among other things, Company and profit center earnings, earnings per share, return on equity and percent of nonaccrual loans and foreclosed property to total assets. The agreement further stipulates that Mr. Inman will continue to receive his base salary for the greater of (i) the remaining term of the agreement or (ii) 24 months following termination without cause. The agreement also provides for long-term incentive compensation through the grant of stock options pursuant to the ESIP. Pursuant to the agreement, on March 25, 1997, Mr. Inman was granted an incentive stock option to purchase 15,000 shares of Common Stock at $16.75 per share and a nonqualified stock option to purchase 20,000 shares of Common Stock at $16.75. Both options vest in increments of one-third over a three-year period and expire 10 years from the date of grant. The term of the agreement may be extended by resolution of the Board of Directors on each anniversary date of the agreement for an additional one year beyond the then effective expiration date of the agreement. On May 4, 1999, the Board extended the term of the agreement for one additional year and increased the base salary of Mr. Inman to $180,000 per year. On May 16, 2000, the Board again extended the term of the agreement for one additional year. In the event the Agreement terminates in due course at the expiration date by reason of either nonrenewal or nonextension, Mr. Inman is entitled to 100% of his base pay in effect at the time, with such amount to be payable over 12 months.


         On June 1, 1997, the Company entered into a three year employment agreement with C. Jere Sechler, Jr. as Chairman, President and Chief Executive Officer of the Company with a base salary of not less than $175,000 per year. The agreement further stipulates that Mr. Sechler will continue to receive his base salary for the greater of (i) the remaining term of the agreement or (ii) 24 months following termination without cause. The agreement also provides for long-term incentive compensation through the grant of stock options pursuant to the ESIP. Pursuant to the agreement, on June 1, 1997, Mr. Sechler was granted a nonqualified stock option to purchase 68,000 shares of Common Stock at $15.75 per share. The option vested one-fourth immediately and one-fourth each year over the three year period from the date of the grant and expires ten years from the date of grant. The term of the agreement may be extended by resolution of the Board of Directors on each anniversary date of the agreement for an additional one year beyond the then effective expiration date of the agreement. On June 2, 1999, the Board extended the agreement for one additional year and increased the base pay of Mr. Sechler to $210,000 per year. On June 6, 2000, the Board extended the term of the agreement for one additional year.

         On June 1, 1997, Tucker Federal and the Company entered into a three year employment agreement with Betty Petrides which provides for a base salary of not less than $125,000 per year to serve as Executive Vice President of Tucker Federal and the Company. The agreement further stipulates that Mrs. Petrides will continue to receive her base salary for the greater of (i) the remaining term of the agreement or (ii) 24 months following termination without cause. The agreement also provides for long-term incentive compensation through the grant of stock options pursuant to the ESIP. Pursuant to the agreement, on June 1, 1997, Mrs. Petrides was granted an incentive stock option to purchase 20,000 shares of Common Stock at $15.75 per share and, on August 28, 1997, a non-qualified option to purchase 6,000 shares of Common Stock at $16.50 per share. The option vests in increments of one-third over a three year period and expires ten years from the date of grant. The term of the agreement may be extended by resolution of the Board of Directors on each anniversary date of the agreement for an additional one year beyond the then effective expiration date of the agreement. On June 2, 1999, the Board of Directors extended the agreement for one additional year and increased the base pay of Mrs. Petrides to $150,000 per year. On June 6, 2000, the Board extended the term of the agreement for one additional year.


         On July 28, 1997, Tucker Federal entered into a two year employment agreement with LuAnn Durden, Executive Vice President and Chief Financial Officer of the Company and of Tucker Federal, providing for a base salary of $105,000 per year and the opportunity for a cash incentive award of up to 50% of base pay based upon a performance matrix. The agreement further stipulates that if Mrs. Durden's employment is terminated due to either a Without Cause Termination or a Constructive Discharge (both as defined in the agreement), she is entitled to be paid her then current base salary for an additional 12 month period from the date of such termination. Pursuant to the agreement on July 28,

1998, Mrs. Durden was granted an incentive stock option to purchase 20,000 shares of Common Stock at $17.50 and on August 28, 1998 was granted a non-qualified stock option to purchase 2,000 shares of Common Stock at $16.50. Both options vest in increments of one-third over a three year period and expire 10 years from the date of the grant. The term of the agreement may be extended by resolution of the Board of Directors on each anniversary date of the agreement for an additional one year beyond the then effective date of the agreement. On June 2, 1999, the Board of Directors extended the agreement for one additional year and increased the base salary of Mrs. Durden to $120,000 per year. On June 6, 2000, the Board extended the term of the agreement for one additional year.


         Additionally, the employment agreements of Messrs. Inman and Sechler and Mrs. Petrides and Mrs. Durden, provide that in the event of a "Change of Control" (as hereafter defined) of the ownership of Tucker Federal or the Company, such executives may resign immediately upon notice to the Company. A "Change in Control" includes (i) a transaction resulting in the change in holding or power to vote more than 25% of the voting stock of Tucker Federal or the Company (ii) the acquisition of the ability to control the election of a majority of Tucker Federal's or the Company's directors, (iii) the acquisition of a controlling influence over the management or policies of Tucker Federal or the Company by any person or by persons acting as a group (within the meaning of Section 13(d) of the Securities Exchange Act of 1934) or (iv) during any period of two consecutive years, individuals (the "Continuing Directors") who at the beginning of such period constitute the Board of Directors of Tucker Federal or of the Company ("Existing Board") cease for any reason to constitute at least two-thirds thereof, provided that any individual whose election or nomination for election as a member of the Existing Board was approved by a vote of at least two-thirds of the Continuing Directors then in office shall be considered a Continuing Director. Upon a Change in Control of Tucker Federal or the Company, each executive will receive severance benefits in the event that either
(i) the executive voluntarily terminates his/her employment within 30 days of the date of the change in control or (ii) the executive voluntarily terminates employment within the date six months before the event of a Change in Control or the later of the expiration of the Agreement or the second anniversary of the event. In the event of a Change of Control, severance benefits for Mr. Inman, Mr. Sechler and Mrs. Petrides shall be paid in an amount equal to the difference between the Code Section 280G Maximum and the sum of any other "parachute payments" as defined under Code Section 280G(b)(2) that such person receives on account of the Change in Control. Additionally, pursuant to certain Stock Option Agreements entered into upon the granting of stock options under the ESIP, all outstanding, unexpired options vest immediately upon a Change in Control as defined in the ESIP.


CERTAIN TRANSACTIONS

         From time to time, in the normal course of business, the Company makes loans to its executive officers, Directors and Director nominees and their affiliates (including immediate family members). During the fiscal year ended March 31, 2000, no such transactions occurred in connection with which aggregate loan balances exceeded $60,000 at any time during the preceding fiscal year.


             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 and regulations of the Commission thereunder require the Company's executive officers and directors and persons who own more than ten percent of the Company's Common Stock, as well as certain affiliates of such persons, to file initial reports of ownership and reports in changes in ownership with the Commission and the National Association of Securities Dealers, Inc. Executive officers, directors and persons owning more than ten percent of the Company's Common Stock are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it and written representations that no other reports were required for those persons, the Company believes that, during the fiscal year ended March 31, 2000 its executive officers, directors, and owners of more than ten percent of the Company's Common Stock complied with all such applicable filing requirements.

          PROPOSAL 2 - AMENDMENT TO RESTATED ARTICLES OF INCORPORATION

         On May 2, 2000, the Board of Directors approved a proposal to amend the Company's Restated Articles of Incorporation to increase the number of shares of Common Stock, par value $1.00 per share, which the Company is authorized to issue from 10,000,000 to 20,000,000. There will be no change in the par value of each share of Common Stock and the amendment will not affect the number of shares of preferred stock authorized, which is 5,000,000 shares. The full text of the proposed amendment to Article VI of the Restated Articles of Incorporation is set forth below:


          "The aggregate number of shares of all classes of capital stock which the Corporation has authority to issue is 25,000,000, of which 20,000,000 are to be shares of common stock, $1.00 par value per share, and of which 5,000,000 are to be shares of serial preferred stock, $1.00 par value per share."


         As of March 31, 2000, the Company had 5,637,135 shares of Common Stock issued and outstanding. Of the remaining authorized shares, approximately 441,167 were reserved for issuance in connection with the Company's stock based compensation plans.


         If the proposed amendment is approved, the newly authorized but unissued shares will be available for issuance from time to time at the discretion of the Board of Directors for such purposes and consideration as the Board may approve. Generally, no shareholder approval is required for the issuance of authorized but unissued shares of Common Stock, except as provided by the rules of the National Association of Securities Dealers, Inc. Unissued shares of Common Stock will be available at the discretion of the Board of Directors for, among other things, acquisitions, financings, compensation plans, issuance upon exercise of stock options or to raise additional capital in public or private sales, or for other corporate purposes. The Board of Directors has authorized the issuance of shares for such purposes in the past. However, the Company has no present plans or proposals to issue shares that would be authorized by the proposed amendment.

         Shareholders have no preemptive rights to acquire shares issued by the Company under its existing Restated Articles of Incorporation, and shareholders would not acquire any such rights with respect to such additional shares under the proposed amendment to the Company's Restated Articles of Incorporation. Under some circumstances, issuance of additional shares of Common Stock could dilute the voting rights, equity and earnings per share of existing shareholders. This increase in authorized but unissued Common Stock could be considered an anti-takeover measure because the additional authorized but unissued shares of Common Stock could be used by the Board of Directors to make a change in control of the Company more difficult. The Board of Directors' purpose in recommending this proposal is not as an anti-takeover measure, but for the reasons discussed above.

         The Board of Directors believes that the amendment to increase the number of authorized shares is advisable in order to give the Company additional flexibility. The affirmative vote of a majority of the outstanding shares entitled to vote on the proposal is necessary to adopt the proposed amendment.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO AMEND THE RESTATED ARTICLES OF INCORPORATION OF THE COMPANY TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK, PAR VALUE $1.00 PER SHARE, FROM 10,000,000 TO 20,000,000.

        PROPOSAL 3 - AMENDMENT TO THE 1995 EMPLOYEE STOCK INCENTIVE PLAN

         On July 20, 1995, the shareholders of the Company approved the Eagle Bancshares, Inc. 1995 Employee Stock Incentive Plan (the "ESIP") under which an aggregate of 200,000 shares of Common Stock of the Company, as adjusted for a 2-for-1 stock split on December 21, 1995, were reserved for grant to or purchase by certain employees of the Company. On August 28, 1997, the shareholders of the Company approved an amendment to the ESIP increasing the number of shares of Common Stock covered by the ESIP from 200,000 to 480,000 shares. The purpose of the ESIP is to further the growth and development of the Company by encouraging certain employees of the Company (or any parent or subsidiary corporations, including Tucker Federal) to obtain a proprietary interest in the Company through the grant or purchase of the Company's Common Stock. The Company believes that the ESIP has been, and will continue to be, successful in attracting and retaining such individuals and in stimulating the efforts of such individuals in promoting the growth, efficiency and profitability of the Company.


         On May 2, 2000, in order to provide sufficient options to attract key employees and provide incentive for key performers, the Board of Directors of the Company adopted, subject to shareholder approval, an amendment to the ESIP that increases the number of shares of Common Stock covered by the ESIP from 480,000 shares to 528,000 shares. As of March 31, 2000, 339,467 shares had been granted under the ESIP, leaving only 140,533 shares available for future grants. The increase in shares covered by the ESIP was adopted by the Board of Directors because the remaining number of shares with respect to which options or restricted shares may be granted may not be adequate for the next fiscal year, given the ESIP's primary purpose or providing long term incentive and to align the interests of employees with the interests of shareholders. The provisions of the ESIP are summarized below.


         The following summary of the principal features and effects of the ESIP does not purport to be complete and is subject to, and qualified in its entirety by reference to, the text of the ESIP which is available upon request by any shareholder.

TYPES OF AWARDS

         Incentive stock options ("ISOs"), nonqualified stock options ("NQSOs"), reload options and restricted stock awards may be granted under the ESIP (collectively, "ESIP Stock Rights").

ADMINISTRATION

         The ESIP is administered by a committee consisting of three or more individuals appointed by the Board of Directors of the Company from among its members (the "ESIP Committee"). The members of the ESIP Committee cannot participate in the ESIP, must be "disinterested persons" within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and must be "outside directors" within the meaning of Section 162(m)(4)(C)(i) of the Internal Revenue Code of 1986, as amended (the "Code"). The Board from time to time may remove members from, or add members to, the ESIP Committee, and shall fill all vacancies on the ESIP Committee.

         The ESIP Committee has authority (i) to determine the individuals to whom ESIP Stock Rights will be granted from among those individuals who are eligible, as well as the terms of ESIP Stock Rights and the number of shares of Common Stock in connection with such ESIP Stock Rights, (ii) to determine whether an option will constitute an ISO intended to qualify under Section 422 of the Code or a NQSO not intended to qualify under Section 422 and (iii) to interpret the provisions of, and prescribe, amend and rescind any rules and regulations relating to, the ESIP.

ELIGIBILITY AND GRANTS OF ESIP STOCK RIGHTS

         Under the terms of the ESIP, all employees of the Company (and any parent or subsidiary corporations), including such employees who are also members of the Board (or of the board of directors of a parent or subsidiary corporation) are eligible for consideration for the granting of ESIP Stock Rights by the ESIP Committee. As of March 31, 2000, there were approximately 475 employees of the Company and its subsidiaries, all of whom are eligible to participate in the ESIP.

SHARES AVAILABLE

         The stock subject to the ESIP Stock Rights and other provisions of the ESIP is the authorized but unissued or reacquired shares of Common Stock of the Company. As of March 31, 2000, subject to adjustment in accordance with the terms of the ESIP, up to 339,467 shares of Common Stock, in the aggregate, have been authorized to be granted or purchased under the ESIP, and the unexercised portion of shares of Common Stock allocable to expired or terminated options or shares of restricted stock returned to the Company by forfeiture may again become subject to ESIP Stock Rights under the ESIP.

TERMS OF OPTIONS

         OPTION PRICE. The purchase price of the Common Stock underlying each option granted under the ESIP is the fair market value of the Common Stock on the date the option is granted, unless otherwise determined by the ESIP Committee. However, the option price for ISOs may not be less than 100% (110% for options granted to an optionee who owns more than 10% of the total combined voting power of all classes of stock of either the Company or any parent or subsidiary corporation of the Company) of the fair market value of the Common Stock on the date the ISO is granted, and the option price for NQSOs may not be less than 75% of the fair market value of the Common Stock on the date the NQSO is granted.

         VESTING. Options granted under the ESIP will become exercisable (i.e., vested) in accordance with a schedule established by the ESIP Committee at the time the options are granted; provided, if the optionee ceases to be an employee of the Company, the optionee's rights with regard to all non-vested options cease immediately. In the event the ESIP Committee does not establish a vesting schedule at the time options are granted, each such option will become exercisable with respect to all shares of Company Common Stock subject to the option as of the date of grant of the option. Notwithstanding the vesting schedule established by the ESIP Committee, all non-vested options previously granted to an optionee immediately vest upon the optionee becoming "Disabled" (as defined in the ESIP), or upon his death or upon a "Change of Control" of the Company (as defined in the ESIP).
See "Change of Control" below.

         TERM AND EXERCISE OF OPTIONS. Each option granted under the ESIP may be exercised on such dates, during such periods and for such number of shares as determined by the ESIP Committee and as specified in each option agreement. The term of any option will be determined by the ESIP Committee, but the term may not exceed 10 years from the date of grant (or 5 years in the case of ISOs granted to optionees who own more than 10% of the total combined voting power of all classes of stock of either the Company or any parent or subsidiary corporation). No option may be granted under the ESIP after 10 years from the earlier of the date the ESIP was approved by the shareholders or was adopted by the Board. An option granted under the ESIP may be exercised for less than the full number of shares of Common Stock subject to such option, provided that no option may be exercised for less than (i) 100 shares or (ii) the total remaining shares subject to the option, if less than 100 shares. Upon exercise of an option, an option holder must pay for the Common Stock subject to the exercise. Payment may be made in cash, in shares of Common Stock (including the retention by the Company of optioned shares of Common Stock with a fair market value equal to the exercise price), in options on shares of Common Stock, or by a combination of the foregoing.

         TRANSFERS. The ESIP does not permit an optionee to sell, assign or otherwise transfer options except by bequest or inheritance at the death of the optionee, and any purported transfer is null and void. Options are exercisable during the optionee's life only by the optionee (unless the optionee is incapacitated and unable to exercise options). Upon the death of the optionee, options will be exercisable by the optionee's beneficiary.

         TERMINATION OF EMPLOYMENT. Vested options must be exercised within the earlier of: (i) three months after an employee optionee ceases to be in the employ of the Company or any parent or subsidiary for any reason other than death or disability; (ii) the expiration date of the option; (iii) one year after termination of employment with the Company or a parent or subsidiary because of disability unless the optionee dies within this one year period; or
(iv) one year after the death of an optionee who dies (a) while in the employ of the Company or a parent or subsidiary, (b) within three months after termination of employment with the Company or a parent or subsidiary, or (c) within one year after employment with the Company or a parent or subsidiary terminated due to disability. However, the ESIP Committee may provide different exercise expiration periods with respect to NQSOs granted under the ESIP.

TERMS OF RESTRICTED STOCK

         VESTING. Restricted stock awarded under the ESIP is subject to such restrictions as the ESIP Committee determines and is subject to forfeiture by the recipient until the earlier of (i) the time such restrictions lapse or are satisfied, or (ii) the time such shares are forfeited. Notwithstanding the foregoing, all outstanding shares of restricted stock vest immediately upon the recipient's death or disability, or upon a Change of Control of the Company. See "Change of Control" below.

         TRANSFERS. The ESIP does not permit a recipient to sell, assign or otherwise transfer restricted stock prior to the time all restrictions have lapsed or are satisfied. The ESIP Committee, in its sole discretion, may elect to waive any restrictions with respect to a recipient's restricted stock award in the event of death, disability, retirement or other circumstances determined by the ESIP Committee. See "Termination of Employment" below.

         TERMINATION OF EMPLOYMENT. Generally, the termination of the recipient's employment with the Company or a parent or subsidiary for any reason (other than a "Change of Control") will result in forfeiture of any restricted stock for which the restrictions have not lapsed, although the ESIP Committee may provide otherwise. See "Change of Control" below.

AMENDMENT AND TERMINATION

         The Board of Directors of the Company may amend or terminate the ESIP at any time, provided that (i) no amendment may be effected without the consent of the option holders or restricted stock recipients if such amendment would affect in any way the rights of such option holders or restricted stock recipients under the ESIP, and (ii) no amendment may be effected without the prior approval of the shareholders of the Company if (A) the amendment would cause the applicable portions of the ESIP to fail to qualify as an "incentive stock option plan" pursuant to Section 422 of the Code, (B) the amendment would materially increase the benefits accruing to participants under the ESIP, (C) the amendment would materially increase the number of securities which may be issued under the ESIP, (D) the amendment would materially modify the requirements as to eligibility for participation in the ESIP, or (E) the amendment would modify the material terms of the ESIP within the meaning of regulations under Section 162(m) of the Code.

         The ESIP will terminate on the later of (i) the complete exercise or lapse of the last outstanding ESIP Stock Right granted under the ESIP or (ii) the last date upon which options may be granted under the ESIP (which may not be later than 10 years after the date on which the ESIP is adopted), subject to its earlier termination by the Board at any time.

CHANGE OF CONTROL

         For purposes of the ESIP, the term "change of control" is defined to mean any one of the following events:

         (i) The acquisition by a Person (including "affiliates" and "associates" of such Person, but excluding the Company, any "parent" or "subsidiary" of the Company, or any employee benefit plan of the Company or of any "parent" or "subsidiary" of the Company) of a sufficient number of shares of the Common Stock, or securities convertible into the Common Stock, and whether through direct acquisition of shares or by merger, consolidation, share exchange, reclassification of securities or recapitalization of or involving the Company or any "parent" or "subsidiary" of the Company, to constitute the Person the actual or beneficial owner of 10% or more of the Common Stock, but only if such acquisition occurs without approval or ratification by a majority of the members of the Board prior to such acquisition;

         (ii) A change of control of the Company or of any bank or thrift subsidiary of the Company, as otherwise defined or determined by the Office of Thrift Supervision (or successor agency) or regulations promulgated by it;

         (iii) Any transaction requiring shareholder approval for the acquisition of the Company by any Person other than the Company or a "subsidiary" of the Company through purchase of assets, merger or otherwise;

         (iv) The filing of an application with any regulatory authority having jurisdiction over the ownership of the Company in connection with any transaction by a Person to acquire 10% or more of the combined voting power of the Company's then outstanding securities;

         (v) Any sale, lease, transfer, exchange, mortgage, pledge or other disposition, in one transaction or a series of transactions, of all or substantially all of the assets of the Company or of any "subsidiary" of the Company to a Person described in subsection (i) above, but only if such transaction occurs without approval or ratification by a majority of the members of the Board; or

         (vi) During any fiscal year of the Company, individuals who at the beginning of such year constitute the Board cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by a majority of the directors in office at the beginning of the fiscal year.

RELOAD OPTIONS

         All options granted under the ESIP may be accompanied by a reload option, determined by the ESIP Committee in its sole discretion. A reload option is an option that is granted to an optionee who pays for exercise of all or part of an option with shares of Common Stock or with an option on shares of Common Stock and is for the same number of shares as is exchanged in payment for the exercise of the option. The reload option is granted as of the date of the payment made in shares of Common Stock and is subject to all of the same terms and conditions as the original option that was exercised, except that the exercise price for each share of Common Stock subject to the reload option shall be the fair market value of such a share on the date the reload option is granted and the term of any reload option shall not extend beyond the original term of the option with respect to which such reload option was granted. An optionee who pays for the exercise of a reload option with shares of Common Stock is entitled to a successive reload option. For purposes of granting reload options, the retention of optioned shares by the Company shall be treated as a payment for exercise with shares of Common Stock.

ADJUSTMENTS

         In the event of changes in the number of outstanding shares of the Common Stock by reason of a recapitalization, reclassification, stock split, combination of shares or dividend payable in shares of Common Stock, an appropriate and equitable adjustment will be made by the ESIP Committee to the number and kind of shares subject to options granted under the ESIP, and to the number and kind of shares remaining available for the granting of ESIP Stock Rights.

         Additionally, in the event that the Company is involved in a reorganization involving a merger, consolidation, acquisition of the stock or acquisition of the assets of the Company that does not constitute a Change of Control, the ESIP Committee, in its discretion, may declare that (i) outstanding options apply to the securities of the resulting corporation; (ii) outstanding ESIP Stock Rights are nonforfeitable and fully exercisable or vested; and/or
(iii) outstanding ESIP Stock Rights are nonforfeitable and fully exercisable or vested and are to be terminated after giving at least 30 days' notice to all optionees and/or restricted stock recipients. If the Company is dissolved, all of the rights of all optionees and restricted stock recipients will become immediately nonforfeitable and exercisable through the date of dissolution.

FEDERAL INCOME TAX CONSEQUENCES

         Part of the ESIP qualifies as an incentive stock option plan, and any option granted in accordance with such portion of the ESIP qualifies as an ISO, all within the meaning of Section 422 of the Code. The tax effects of any other stock option granted under the ESIP should be determined under Section 83 of the Code. The following is a brief description of the consequences under the Code of the receipt or exercise of ESIP Stock Rights.

         ISOS. An option holder has no tax consequences upon issuance or, generally, upon exercise of an ISO. An option holder will recognize income when he sells or exchanges the shares acquired upon exercise of an ISO. This income will be taxed at the applicable capital gains rate if the sale or exchange occurs after the expiration of the requisite holding periods. Generally, the requisite holding periods expire two years after the date of grant of the ISO and one year after the date of acquisition of the Common Stock pursuant to the exercise of the ISO.

         If an option holder disposes of the Common Stock acquired pursuant to exercise of an ISO before the expiration of the requisite holding periods, the option holder will recognize compensation income in an amount equal to the difference between the option price and the lesser of (i) the fair market value of the shares on the date of exercise and (ii) the price at which the shares are sold. This amount will be taxed at ordinary income rates. If the sale price of the shares is greater than the fair market value on the date of exercise, the difference will be recognized as gain by the option holder and taxed at the applicable capital gains rate. If the sale price of the shares is less than the option price, the option holder will recognize a capital loss equal to the excess of the option price over the sale price.

         For these purposes, the use of shares acquired upon exercise of an ISO to pay the option price of another option (whether or not it is an ISO) will be considered a disposition of the shares. If this disposition occurs before the expiration of the requisite holding periods, the option holder will have the same tax consequences as are described in the immediately preceding paragraph. If the option holder transfers any such shares after holding them for the requisite holding periods or transfers shares acquired pursuant to exercise of a NQSO or on the open market, he generally will not recognize any income upon the exercise. Whether or not the transferred shares were acquired pursuant to an ISO and regardless of how long the option holder has held such shares, the basis of the new shares received pursuant to the exercise will be computed in two steps. In the first step, a number of new shares equal to the number of older shares tendered (in payment of the option's exercise) is considered exchanged under
Section 1036 of the Code and the rulings thereunder; these new shares receive the same holding period and the same basis that the option holder had in the old tendered shares, if any, plus the amount included in income from the deemed sale of the old shares and the amount of cash or other nonstock consideration paid for the new shares, if any. In the second step, the number of new shares received by the option holder in excess of the old tendered shares receives a basis of zero, and the option holder's holding period with respect to such shares commences upon exercise.

         An option holder may have tax consequences upon exercise of an ISO if the aggregate fair market value of shares of the Common Stock subject to ISOs which first become exercisable by an option holder in any one calendar year exceeds $100,000. If this occurs, the excess shares will be treated as though they are subject to a NQSO instead of an ISO. Upon exercise of an option with respect to these shares, the option holder will have the tax consequences described below with respect to the exercise of NQSOs.

         Finally, except to the extent that an option holder has recognized income with respect to the exercise of an ISO (as described in the preceding paragraphs), the amount by which the fair market value of a share of the Common Stock at the time of exercise of the ISO exceeds the option price will be included in determining an option holder's alternative minimum taxable income and may cause the option holder to incur an alternative minimum tax liability in the year of exercise.

         There will be no tax consequences to the Company upon the issuance or, generally, upon the exercise of an ISO. However, to the extent that an option holder recognizes ordinary income upon exercise, as described above, the Company will have a deduction in the same amount.

         Compensation attributable to a stock option will generally satisfy the limitation exception for performance-based compensation if the grant or award is made by a "compensation committee" (a committee composed of "outside" directors), the "material terms" (including which employees are eligible to receive compensation, the maximum number of shares that may be granted to an optionee and the exercise price of the options) of the plan under which the option or right is granted are disclosed to stockholders and approved by a majority of the stockholder vote, the "compensation committee" certifies that performance goals were in fact satisfied before the compensation is paid, and, under the terms of the option or right, the amount of compensation the employee could receive is based solely on an increase in the value of the stock after the date of the grant or award. Stock options granted under the ESIP may satisfy these requirements, depending upon the specific terms, provisions, restrictions and limitations of such options or rights.

         NQSOS. Neither the Company nor the option holder has income tax consequences from the issuance of NQSOs. Generally, in the tax year when an option holder exercises NQSOs, the option holder recognizes ordinary income in the amount by which the fair market value of the shares at the time of exercise exceeds the option price for such shares. The Company will have a deduction in the same amount as the ordinary income recognized by the option holder in the Company's tax year in which or with which the option holder's tax year (of exercise) ends.

         If an option holder exercises a NQSO by paying the option price with previously acquired shares of Common Stock, the option holder will recognize income (relative to the new shares he is receiving) in two steps. In the first step, a number of new shares equivalent to the number of older shares tendered (in payment of the NQSO exercised) are considered to have been exchanged in accordance with Section 1036 of the Code and the rulings thereunder, and no gain or loss is recognized. In the second step, with respect to the number of new shares acquired in excess of the number of old shares tendered, the option holder will recognize income on those new shares equal to their fair market value less any nonstock consideration tendered.

         The new shares equal to the number of the older shares tendered will receive the same basis the option holder had in the older shares, and the option holder's holding period with respect to the tendered older shares will apply to those new shares. The excess new shares received will have a basis equal to the amount of income recognized by the option holder by exercise, increased by any nonstock consideration tendered. Their holding period will commence upon the exercise of the option.

         RESTRICTED STOCK. A holder of restricted stock will recognize income upon its receipt, but generally only to the extent that it is not subject to a substantial risk of forfeiture. If the restricted stock is subject to restrictions that lapse in increments over a period of time, so that the holder becomes vested in a portion of the shares as the restrictions lapse, the holder will recognize income in any tax year only with respect to the shares that become nonforfeitable during that year. The income recognized will be equal to the fair market value of those shares, determined as of the time that the restrictions on those shares lapse. That income generally will be taxable at ordinary income tax rates. The Company generally will be entitled to a deduction in an amount equal to the amount of ordinary income recognized by the holder of the restricted stock.

         A holder of restricted stock may elect instead to recognize ordinary income for the taxable year in which he receives an award of restricted stock in an amount equal to the fair market value of all shares of restricted stock awarded to him (even if the shares are subject to forfeiture). That income will be taxable at ordinary income tax rates. At the time of disposition of the shares, a holder who has made such an election will recognize gain in an amount equal to the difference between the sales price and the fair market value of the shares at the time of the award. Such gain will be taxable at the applicable capital gains rate. Any such election must be made within 30 days after the transfer of the restricted stock to the holder. The Company will be entitled to a deduction in an amount equal to the amount of ordinary income recognized by the holder at the time of his election.

         LIMITATION ON COMPANY DEDUCTIONS. No federal income tax deduction is allowed for compensation paid to a "covered employee" in any taxable year of the Company beginning on or after January 1, 1994, to the extent that such compensation exceeds $1,000,000. For this purpose, "covered employees" are generally the chief executive officer of the Company and the four highest compensated officers of the Company whose annual salary and bonus exceeds $100,000, and the term "compensation" generally includes amounts includable in gross income as a result of the exercise of stock options or stock appreciation rights, or the receipt of restricted stock. This deduction limitation does not apply to compensation that is (1) commission based compensation, (2) performance based compensation, (3) compensation which would not be includable in an employee's gross income, and (4) compensation payable under a written binding contract in existence on February 17, 1993, and not materially modified thereafter. Currently, the Company does not have any covered employee to which this limitation would apply.

         Compensation attributable to a stock option will generally satisfy the limitation exception for performance-based compensation if the grant or award is made by a "compensation committee" (a committee composed of "outside" directors), the "material terms" (including which employees are eligible to receive compensation, the maximum number of shares that may be granted to an optionee and the exercise price of the options) of the plan under which the option or right is granted are disclosed to stockholders and approved by a majority of the stockholder vote, the "compensation committee" certifies that performance goals were in fact satisfied before the compensation is paid, and, under the terms of the option or right, the amount of compensation the employee could receive is based solely on an increase in the value of the stock after the date of the grant or award. Stock options granted under the ESIP may satisfy these requirements, depending upon the specific terms, provisions, restrictions and limitations of such options or rights.

         ERISA. The ESIP is not, and is not intended to be, an employee benefit plan or qualified retirement plan. The ESIP is not, therefore, subject to the Employee Retirement Income Security Act of 1974, as amended, or Section 401(a) of the Code.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO AMEND THE 1995 EMPLOYEE STOCK INCENTIVE PLAN.

         PROPOSAL 4 - RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

         The Board of Directors has appointed Arthur Andersen LLP, independent public accountants, as independent accountants for the Company for the fiscal year ending March 31, 2001, which appointment the shareholders are requested to ratify. The appointment will be reconsidered by the directors if not ratified by shareholders.

         Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to shareholders' questions.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING MARCH 31, 2001.

                  SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

         Proposals of shareholders of the Company intended to be presented at the 2001 Annual Meeting of Shareholders must be received by the Company at its principal executive offices on or before March 1, 2001, to be eligible for inclusion in the Company's Proxy Statement and form of Proxy relating to the 2001 Annual Meeting of Shareholders.

              OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

          The Board of Directors knows of no other matters other than those described herein which may properly come before the Annual Meeting. However, if any other matters should properly come before the Annual Meeting, it is the intention of the persons designated as proxies to vote on such matters in accordance with their judgment.

         UPON THE WRITTEN REQUEST OF ANY PERSON WHOSE PROXY IS SOLICITED BY THIS PROXY STATEMENT, THE COMPANY WILL FURNISH TO SUCH PERSON WITHOUT CHARGE (OTHER THAN FOR EXHIBITS) A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR ITS FISCAL YEAR ENDED MARCH 31, 2000, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. REQUESTS SHOULD BE DIRECTED TO EAGLE BANCSHARES, INC., 4419 COWAN ROAD, TUCKER, GEORGIA 30084,
ATTENTION: RICHARD B. INMAN, JR., SECRETARY. SUCH ANNUAL REPORT IS NOT TO BE TREATED AS PART OF THE PROXY SOLICITATION MATERIALS OR AS HAVING BEEN INCORPORATED HEREIN BY REFERENCE.

REVOCABLE PROXY              EAGLE BANCSHARES, INC.
                                  COMMON STOCK

             THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR
                    THE 2000 ANNUAL MEETING OF SHAREHOLDERS

     The undersigned hereby appoints Betty Petrides and Zelma B. Martin, and each of them, proxies, with full power of substitution, to act for and in the name of the undersigned to vote all shares of Common Stock of Eagle Bancshares, Inc. (the "Company") which the undersigned is entitled to vote at the 2000 Annual Meeting of Shareholders of the Company, to be held at the Marriott Century Center Hotel, 2000 Century Boulevard, Atlanta, Georgia, on Thursday, July 27, 2000, at 10:30 a.m., local time, and at any and all adjournments thereof, as indicated below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE PROPOSALS LISTED
BELOW.

1) Elect as directors the two nominees listed below to serve for a term of three years or until their successors have been duly elected and qualified.

     [ ] FOR THE TWO NOMINEES listed below        [ ] WITHHOLD AUTHORITY to vote
         (except as marked to the contrary            for the two nominees
         below).                                      listed below.

     INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.

     Richard J. Burrell and George G. Thompson, IV

2) Approve an amendment to the Restated Articles of Incorporation of the Company to increase the number of authorized shares of Common Stock from 10,000,000 to 20,000,000.

     [ ] FOR             [ ] AGAINST              [ ] ABSTAIN

3) Approve an amendment to the Company's 1995 Employee Stock Incentive Plan to increase the number of shares available for issuance under the plan from 480,000 to 528,000.

     [ ] FOR             [ ] AGAINST              [ ] ABSTAIN

4) Ratify the appointment of Arthur Andersen LLP as independent accountants for the Company for the fiscal year ending March 31, 2001.

     [ ] FOR             [ ] AGAINST              [ ] ABSTAIN

     In their discretion, the proxies are authorized to vote upon such other business as properly may come before the Annual Meeting and any and all adjournments thereof.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE



           (Continued and to be signed and dated on the reverse side)

                        (Continued from the other side)

PROXY - SOLICITED BY THE BOARD OF DIRECTORS


This proxy card will be voted as directed. IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY CARD WILL BE VOTED "FOR" EACH OF THE PROPOSALS LISTED ON THE REVERSE SIDE OF THIS PROXY CARD. If any other business is presented at the Annual Meeting, this proxy card will be voted by the proxies in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.

The undersigned may elect to withdraw this proxy card at any time prior to its use by giving written notice to the Corporate Secretary, or by executing and delivering to the Corporate Secretary a duly executed proxy card bearing a later date, or by appearing at the Annual Meeting and voting in person.


                                               ---------------------------------
                                               Signature


                                               ---------------------------------
                                               Signature, if shares held jointly


                                               Date:
                                                    ----------------------------


Please mark, date and sign exactly as your name appears on this proxy card. When shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee, guardian or custodian, please give your full title. If the holder is a corporation or a partnership, the full corporate or partnership name should be signed by a duly authorized officer.


      Do you plan to attend the Annual Meeting?       [ ] YES       [ ] NO

                             EAGLE BANCSHARES, INC.

                   TUCKER FEDERAL SAVINGS & LOAN ASSOCIATION
                401(K) SAVINGS AND EMPLOYEE STOCK OWNERSHIP PLAN

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
                  FOR THE 2000 ANNUAL MEETING OF SHAREHOLDERS

    The undersigned hereby appoints Charles Buckner, Richard B. Inman, Jr. and Zelma B. Martin, who act as Trustees for the Tucker Federal Savings & Loan Association 401(K) Savings and Employee Stock Ownership Plan (the "Plan"), as proxies to act for and in the name of the undersigned to vote all shares of Common Stock of Eagle Bancshares, Inc. (the "Company") which have been allocated to the account of the undersigned pursuant to the Plan at the 2000 Annual Meeting of Shareholders of the Company, to be held at the Marriott Century Center Hotel, 2000 Century Boulevard, Atlanta, Georgia, on Thursday, July 27, 2000, at 10:30 a.m., local time, and at any and all adjournments thereof, as indicated below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE PROPOSALS LISTED
BELOW.

1) Elect as directors the two nominees listed below to serve for a term of three years or until their successors have been duly elected and qualified.

    [ ] FOR THE TWO NOMINEES listed below        [ ] WITHHOLD AUTHORITY to vote
        (except as marked to the contrary            for the two nominees listed
        below).                                      below.


    INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.

    Richard J. Burrell and George G. Thompson, IV

2) Approve an amendment to the Restated Articles of Incorporation of the Company to increase the number of authorized shares of Common Stock from 10,000,000 to 20,000,000.

    [ ] FOR                     [ ] AGAINST                    [ ] ABSTAIN

3) Approve an amendment to the Company's 1995 Employee Stock Incentive Plan to increase the number of shares available for issuance under the plan from 480,000 to 528,000.

    [ ] FOR                     [ ] AGAINST                    [ ] ABSTAIN

4) Ratify the appointment of Arthur Andersen LLP as independent accountants for the Company for the fiscal year ending March 31, 2001.

    [ ] FOR                     [ ] AGAINST                    [ ] ABSTAIN

    In their discretion, the proxies are authorized to vote upon such other business as properly may come before the Annual Meeting and any and all adjournments thereof.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

           (Continued and to be signed and dated on the reverse side)

                        (Continued from the other side)

PROXY - SOLICITED BY THE BOARD OF DIRECTORS IN ACCORDANCE WITH THE PROVISIONS OF THE TUCKER FEDERAL SAVINGS & LOAN ASSOCIATION 401(K) SAVINGS AND EMPLOYEE STOCK OWNERSHIP PLAN

This proxy card will be voted as directed. IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY CARD WILL BE VOTED "FOR" EACH OF THE PROPOSALS LISTED ON THE REVERSE SIDE OF THIS PROXY CARD. If any other business is presented at the Annual Meeting, this proxy card will be voted by the proxies in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting. In the event you also own shares otherwise than pursuant to the Plan, you must send a separate proxy relating to such other shares to the Corporate Secretary of the Company in accordance with the instructions set forth in the Proxy Statement.

The undersigned may elect to withdraw this proxy card at any time prior to its use by giving written notice to the proxies or by executing and delivering to the proxies a duly executed proxy card bearing a later date. Under the terms of the Plan, only the Trustees of the Plan can vote the share allocated to the account of participants, even if such participants or their beneficiaries attend the Annual Meeting in person.



                                       -----------------------------------------
                                       Signature



                                       -----------------------------------------
                                       Signature, if shares held jointly



                                       Date:
                                            ------------------------------------

         Please mark, date and sign exactly as your name appears on this proxy card. When shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee, guardian or custodian, please give your full title. If the holder is a corporation or a partnership, the full corporate or partnership name should be signed by a duly authorized officer.


                                       2